EXHIBIT 99.1

       Redhook Ale Brewery Reports 2004 Second Quarter Results

    SEATTLE--(BUSINESS WIRE)--Aug. 3, 2004--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) announced sales of $11,443,000 and shipments of 62,000 barrels in the second quarter of 2004. As compared to sales of $12,332,000 and record quarterly shipments of 67,900 barrels in the 2003 second quarter, sales and shipments in the 2004 second quarter decreased 7.2% and 8.7%, respectively. Gross profit decreased $408,000 to $3,012,000 in the 2004 second quarter from $3,419,000 in the 2003 second quarter. The 2004 second quarter gross profit margin also decreased to 28.7% of net sales from 30.4% for the comparable 2003 quarter. The Company reported net income for the 2004 second quarter of $293,000, or $0.04 earnings per share (basic and diluted), compared to 2003 second quarter net income of $448,000, or $0.07 earnings per share (basic) and $0.06 earnings per share (diluted). The 2004 and 2003 second quarters' basic earnings per share were computed using weighted average shares outstanding of 6.3 million and 6.2 million, respectively.
    The $888,000 decline in sales in the second quarter of 2004 was largely driven by a 5,900 barrel decline in shipments, partially offset by a modest improvement in average wholesale revenue per barrel and sales increases at both of the Company's retail operations. A 10.5% decline in West Coast sales volume, including a 15.7% decrease in shipments in Washington State, the Company's largest market, contributed to the overall quarterly sales volume decrease. Improvement in average wholesale revenue per barrel was driven by strength in pricing in many of the Company's markets, although the quarter's average revenue per barrel did experience some downward pressure as a result of a contract brewing arrangement, sold at a significantly lower revenue per barrel, with Widmer Brothers Brewing Company. Sales in the Company's retail operations increased $123,000, or 10.3%.
    Comparing the 2004 second quarter to the 2003 second quarter, cost of sales decreased 4.6%, or $365,000, but increased as a percentage of net sales and on a per barrel basis. The cost of the Company's most significant ingredient, malted barley, declined somewhat in 2004 following a significant cost increase in 2003 (driven by a poor 2002 worldwide barley harvest). Improvement in the Company's direct costs was offset by larger increases in some indirect costs, including utilities, freight, as well as depreciation and production wages, following the 2003 expansion of brewing capacity in the Company's New Hampshire brewery. As a percentage of net sales, cost of sales increased to 71.3% in the 2004 second quarter from 69.6% in the comparable 2003 quarter.
    Selling, general and administrative expenses decreased $391,000 to $2,546,000 from 2003 second quarter expenses of $2,937,000, positively impacted by the formation of Craft Brands as well as Company efforts to re-focus its sales and marketing spending in its primary markets.
    On July 1, 2004, the Company announced that it had entered into definitive agreements with Widmer Brothers Brewing Company with respect to the operation of Craft Brands Alliance LLC ("Craft Brands"). Craft Brands will advertise, market, sell and distribute the Company's and Widmer's products in the western United States. In conjunction with the formation of Craft Brands, both the Company and Widmer incurred certain start-up expenses, including severance expenses and legal fees. The Company's second quarter 2004 operating income reflects $131,000 attributable to the Company's share of these expenses. Additionally, while the companies sought the regulatory approval required for Craft Brands to become fully operational, the Company and Widmer agreed to share certain sales-related costs, primarily salaries and overhead. The Company's share of those costs totaled $500,000 for the quarter ended June 30, 2004 and are reflected in the Company's statement of operations as selling, general and administrative expenses.
    "While not satisfied with the volume decline experienced in the second quarter, we have taken strong steps towards improving our financial performance that will bear fruit as we go forward," commented Paul Shipman, President and CEO. "The western U.S. start-up of Craft Brands Alliance is a delicate process which involves establishing many new relationships. However, we are confident in the leadership and direction of Craft Brands Alliance in concert with the strong portfolio of high quality products represented."
    For the six months ended June 30, 2004, sales decreased 0.8% and volume decreased 3.0% to $20,834,000 and 112,200 barrels, respectively. The year-to-date 2004 gross profit of $5,057,000 decreased slightly from the year-to-date 2003 gross profit of $5,091,000, but remained flat as a percentage of net sales at 26.5% and increased modestly on a per barrel basis. Improvement in the Company's direct costs was offset by increases in some indirect costs, including freight, as well as depreciation and production wages, following the 2003 expansion of brewing capacity in the Company's New Hampshire brewery. Selling, general and administrative expenses decreased $695,000 to $5,074,000 from $5,770,000 for the first six months of 2004 and 2003, respectively. As a percentage of net sales, selling, general and administrative expenses decreased to 26.6% in the 2004 period from 30.0% in the comparable 2003 period. The Company's year-to-date 2004 operating loss also reflects $538,000 attributable to the Company's share of Craft Brands formation expenses. The Company's share of certain sales-related costs, shared with Widmer, totaled $554,000 for the six months ended June 30, 2004 and are reflected in the Company's statement of operations as selling, general and administrative expenses.
    Lower average interest rates and a declining term loan balance resulted in a 2004 second quarter and year-to-date decline in interest expense. Lower average interest rates and a lower average balance of interest-bearing deposits led to a similar 2004 second quarter and year-to-date decline in interest income.
    For the quarter ended June 30, 2004, the Company's effective tax rate was 3.3%, attributable to current state taxes. The Company recorded a valuation allowance equal to its estimated state and federal deferred tax benefit. The valuation allowance covers certain state and federal net operating tax loss carryforwards that may expire before the Company is able to utilize the tax benefit.
    The Company's cash balance at June 30, 2004 was $7.4 million, reflecting an increase of $1.3 million since December 31, 2003. Principal uses of cash included $225,000 in planned repayments of outstanding debt and $538,000 in start-up expenses attributable to the formation of Craft Brands Alliance. Approximately 135,500 shares of common stock were issued in conjunction with the exercise of stock options, providing a source of cash of $234,000.
    As compared to shipments in July 2003, shipments in July 2004 decreased approximately 22%. The Company believes that sales volume for the first month of the quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.
    With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.
    A conference call will be held tomorrow, Wednesday, August 4, 2004, at 8:30 a.m. PDT (11:30 a.m. EDT). The purpose of the conference call is to discuss this announcement and the results for the Company's second quarter ended June 30, 2004. A live webcast of the conference call can be accessed through the Company's website, http://www.Redhook.com/ (select About Redhook - Investor Relations - Calendar of Events) or through CCBN's individual investor center at http://www.fulldisclosure.com or other Internet portals such as Yahoo! and Netscape. The conference call can also be accessed by telephone. To insure phone line availability, please call or email Anne Mueller at 425.483.3232 (x115) or Investor.Relations@Redhook.com to confirm your participation and receive conference call instructions. A replay of the call will also be available both on the Internet and by phone.
    Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington State. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company distributes its products through a network of wholesale distributors, Craft Brands Alliance LLC, and a distribution alliance with Anheuser-Busch, Incorporated. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.


                   REDHOOK ALE BREWERY, INCORPORATED
                            FINANCIAL DATA


STATEMENTS OF OPERATIONS

                     Three Months Ended         Six Months Ended
                           June 30,                  June 30,
                      2004         2003         2004         2003
                   -----------  -----------  -----------  -----------

Sales  (A)         $11,443,406  $12,331,580  $20,833,885  $21,002,780
Less Excise
 Taxes                 952,566    1,068,380    1,723,211    1,801,394
                   ------------ ------------ ------------ ------------

Net Sales           10,490,840   11,263,200   19,110,674   19,201,386
Cost of Sales        7,479,198    7,843,863   14,053,411   14,110,605
                   ------------ ------------ ------------ ------------

Gross Profit         3,011,642    3,419,337    5,057,263    5,090,781
Selling, General and
 Administrative      2,545,796    2,936,539    5,074,364    5,769,813
Craft Brands Alliance
 Shared Formation
 Expenses (B)          130,808            -      537,575            -
                   ------------ ------------ ------------ ------------

Operating
 Income (Loss)         335,038      482,798     (554,676)    (679,032)
Interest
 Expense                42,793       49,733       86,400      100,745
Other Income
 (Expense) -
 Net                    10,957       14,806       23,740       33,428
                   ------------ ------------ ------------ ------------

Income (Loss) before
 Income Taxes          303,202      447,871     (617,336)    (746,349)
Income Tax
 Provision
 (Benefit)              10,000            -       10,000            -
                   ------------ ------------ ------------ ------------

Net Income
 (Loss)               $293,202     $447,871    $(627,336)   $(746,349)
                   ============ ============ ============ ============

Basic Earnings (Loss)
 per Share  (C)          $0.04        $0.07       $(0.10)      $(0.12)
                   ============ ============ ============ ============

Diluted Earnings
 (Loss) per Share (D)    $0.04        $0.06       $(0.10)      $(0.12)
                   ============ ============ ============ ============

Barrels
 Shipped                62,000       67,900      112,200      115,600
                   ============ ============ ============ ============


CONDENSED CASH FLOW DATA

                           Six Months Ended
                                June 30,
                            2004        2003
                         ---------    ---------

Net Income (Loss)        $(627,336)   $(746,349)
Depreciation and
 Amortization            1,477,591    1,537,690
Other                      455,987     (611,840)
                       ------------ ------------

Cash Provided by
 Operating Activities    1,306,242      179,501
                       ------------ ------------

Cash Used in Investing
 Activities                (31,398)    (671,062)
                       ------------ ------------

Cash Provided by
 Financing Activities        8,994     (455,667)
                       ------------ ------------

    Increase (Decrease) in
     Cash and Cash
     Equivalents        $1,283,838    $(947,228)
                       ============ ============


CONDENSED BALANCE SHEET DATA

                          June 30,     Dec. 31,
                           2004         2003
                        ----------   ----------

Cash and Cash
 Equivalents            $7,407,187   $6,123,349
Other Current
 Assets                  5,567,042    5,275,779
Fixed Assets, Net       64,256,904   65,699,658
Other                       28,817       32,256
                       ------------ ------------

    Total Assets       $77,259,950  $77,131,042
                       ============ ============

Current Liabilities     $7,603,214   $6,888,416
Long-Term Debt           5,400,000    5,625,000
Deferred Income Taxes      468,798      468,798
Other Liabilities           32,452            -
Convertible Redeemable
 Preferred Stock        16,254,855   16,232,655
Common Stockholders'
 Equity                 47,500,631   47,916,173
                       ------------ ------------

    Total Liabilities,
     Preferred Stock,
     and Common
     Stockholders'
     Equity            $77,259,950  $77,131,042
                       ============ ============


(A) Includes retail and other sales of $1,308,000 and $1,185,000 for the three months ended June 30, 2004 and 2003, respectively; and $2,245,000 and $2,029,000 for the six months ended June 30, 2004 and 2003, respectively.

(B) The Company's share of expenses incurred in the formation of Craft Brands Alliance, the joint sales & marketing organization formed with Widmer Brothers Brewing Company.

(C) Weighted average shares outstanding totaled 6.3 million and
6.2 million for the three months ended June 30, 2004 and 2003; and 6.3 million for the six months ended June 30, 2004 and 2003.

(D) Weighted average shares outstanding totaled 7.7 million and
7.6 million for the three months ended June 30, 2004 and 2003, respectively; and 6.3 million for the six months ended June 30, 2004 and 2003. The calculation of adjusted weighted average shares outstanding for purposes of computing diluted earnings per share includes the dilutive effect of all outstanding convertible redeemable preferred stock and outstanding stock options for the periods when the Company reports net income. The convertible preferred stock and outstanding stock options have been excluded from the calculation of diluted loss per share for the six months ended June 30, 2004 and 2003, because their effect is antidilutive.

    CONTACT: Redhook Ale Brewery
             David Mickelson, 425-483-3232, ext. 201
             Anne Mueller, 425-483-3232, ext. 115